UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2016

GENERAL CANNABIS CORP

 (Exact Name of Registrant as Specified in Charter)

Colorado	000-54457	20-8096131
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6565 E. Evans Avenue Denver, Colorado	80224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 759-1300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

Entry into Material Definitive Agreement.

General Cannabis Corporation (the “Company”) previously issued to certain investors, including Infinity Capital, LLC (collectively, the “Holders”), warrants to purchase an aggregate of 217,000 shares of common stock of the Company (the “Warrants”) in connection with the sale of promissory notes in 2015 that have a per annum interest rate of 10%. The Warrants, which have an exercise price of $1.08 per share, provided for an expiration date of 18 months after the date of issuance of such Warrant. The Warrants were issued over a period of approximately two months from May 9, 2015 until July 1, 2015. Pursuant to the terms of an Amendment to Warrants to Purchase Common Stock dated as of December 5, 2016 (the “Amendment”), the Holders have agreed to waive any obligation the Company may have had to register the shares underlying the Warrants on the Form S-1 to be filed by the Company on or about December 5, 2016 (which registration statement shall seek to register for resale shares underlying other securities previously issued by the Company), in exchange for the Company’s agreement to extend the exercise period of the Warrants until December 31, 2017. A copy of the Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment to Warrants to Purchase Shares of Common Stock, dated as of December 5, 2016, by and among the Company and holders of certain warrants granted by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 5, 2016

General Cannabis Corporation (Registrant)

By:	/s/ Robert L. Frichtel
Name:	Robert L. Frichtel
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Warrants to Purchase Shares of Common Stock, dated as of December 5, 2016, by and among the Company and holders of certain warrants granted by the Company.